The following is a complete copy of the provisions of the Certificate of Incorporation, as in effect on the date of this
Report:

      1.  The name of the corporation shall be 872 Main Street
Corp.

      2. The office of the corporation shall be located in the City of Buffalo, County of Erie and State of New York.

      3. (a) The aggregate number of shares of capital stock which the corporation shall have authority to issue is twenty million (20,000,000) shares of common stock at a par value of $.01 per share. All of the shares shall be common stock and each share will be equal in all respects to every other share without any preference or classification whatsoever.

          (b) The corporation may from time to time, at the discretion of the Board of Directors, issue and sell any of the shares of its stock to the number authorized by this amended certificate, or in the case of any increase in the number of authorized shares of stock of the corporation, then to the number authorized by such increase, for such consideration or considerations, in money, labor done or property actually received for the use and lawful purposes of the corporation as from time to time may be fixed by the Board of Directors of the corporation and the consideration so fixed for shares of common stock may be in any amount whatsoever. No holders of stock of the corporation, of whatsoever class, shall have any preferential right of subscription to any class so issue or sold.

      4. The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process served upon him is c/o the Corporation, 688 Main Street, Buffalo, New York 14202.

      5. The purposes for which this corporation is formed are to research, develop, analyze and inspect cellular products, animal tissues, human products and biologics.

     To acquire by purchase or lease, gift, grant, devise or bequest or otherwise, lands and interest in lands in this or any other State or territory of the United States or of a foreign country. To hold, own, improve, employ, develop, use, manage, deal with any real estate so acquired, and to erect or cause to be erected on any lands owned, held or acquired by the corporation, buildings or other structures with their appurtenances and to manage, operate, lease, rebuild, enlarge, alter or improve any buildings or other structures now or hereafter erected on any lands so owned, held or occupied. To mortgage, pledge, create a security interest in, sell, convey, lease, exchange, transfer or otherwise dispose of any lands or interest in lands in any buildings or other structures at any time owned or held by the corporation.

     To conduct and carry on its business or any branch thereof in any State or Territory of the United States, or in any foreign country in conformity with the laws of the State, Territory, or foreign country and to have and maintain in any State, Territory or foreign country, a business office, plant, store or other facility.

     To make contracts, and incur liabilities only in furtherance of the corporate purpose or as otherwise permitted by statute, borrow money as the corporation may determine advisable and to issue its notes, bond or other obligations by mortgage, pledge or whatever and wherever situated.

     To do everything necessary, suitable or proper for the accomplishment, attainment or furtherance of, to do every other act or thing incidental to, appurtenant to, growing out of or connected with the purposes, objects or powers set forth in this Certificate of Incorporation, whether alone or in association with others.

     To possess all the rights, powers and privileges now or hereafter conferred by the Laws of the State of New York upon a corporation incorporated under the Laws of the State of New York, and in general to carry on any and all activities and to perform any of the purposes or powers set forth herein to the same extent as fully as a natural person or partnership might or could do.

     Nothing set forth herein shall be construed as authorizing the corporation to possess any purpose, object or power or to do any other act or thing forbidden by law to a corporation incorporated under the Laws of the State of New York. To engage in research, exploration and product development and any other improvement, expansion or creation of a new or existing product, all aimed at improving the growth of the corporation.

     To conduct and carry on in all its branches the business of producing, acquiring, refining, developing, analyzing, testing, experimenting with, manufacturing, selling, and distributing chemicals, chemical compounds, cellular products, animal tissues, human products, biologies, lymphokines, drugs, medicines, and chemical, medicinal, pharmaceutical and cellular preparations, compounds and materials of every kind and description and all articles and products related thereto. To purchase, manufacture, produce, develop, analyze, inspect, test, refine, or otherwise acquire, invest in, own, hold, use, create security interests in, pledge, sell, assign, transfer or otherwise dispose of, trade, deal in and deal with any and all kinds of chemical and source materials, ingredients, mixtures, derivatives and compounds thereof, and cellular products, animal tissues, human products, biologies, lymphokines, and any and all kinds of products of which any of the foregoing constitute an ingredient or in the production of which any of the foregoing are used.

     To purpose, take, receive, subscribe for, or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, use and otherwise deal in and with bonds and other obligations, shares or other securities or interests issued by others, whether engaged in similar or different businesses, governmental or other activities.

      6. A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a Director; provided, however, that this Paragraph shall not eliminate or limit the liability of any
Director: (a) if a judgment or final adjudication adverse to the Director establishes that (i) the Director's acts or omissions were in bad faith or involve intentional misconduct or a knowing violation of law, (ii) the Director personally gained in fact a financial profit or other advantage to which the Director was not legally entitled, or (iii) the Director's acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of the Paragraph. Any repeal or modification of this Paragraph, or the Company's Bylaws, by the shareholders or the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.